As filed with the Securities and Exchange Commission on October 23, 2020.

Registration No. 333-249349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mavenir Private Holdings II Ltd.

to be reorganized as described herein to a public limited company named

Mavenir plc

(Exact name of registrant as specified in its charter)

England and Wales	363	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 International Pkwy, Suite 200

Richardson, Texas 75081

(469) 916-4393

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Pardeep Kohli

President and Chief Executive Officer

Mavenir Private Holdings II Ltd.

1700 International Pkwy, Suite 200

Richardson, Texas 75081

(469) 916-4393

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Samir A. Gandhi, Esq. Robert A. Ryan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5900 Facsimile: (212) 839-5599	Charles Gilbert, Esq. Executive Vice President, Chief Legal Officer and Secretary Mavenir Private Holdings II Ltd. 1700 International Pkwy, Suite 200 Richardson, Texas 75081 Telephone: (469) 916-4393	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 Telephone: (650) 470-4500 Facsimile: (650) 470-4570

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A ordinary shares, par value $0.001 per share	15,681,819	$24.00	$376,363,656	$41,062

(1)	Includes additional Class A ordinary shares that the underwriters have an option to purchase. See “Underwriting (Conflicts of Interest).”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333--249349) is being filed solely for the purpose of filing certain exhibits to such Registration Statement as indicated in Item 16 of Part II. No change is made to the preliminary prospectus constituting Part I of this Registration Statement or Items 13, 14, 15 or 17 of Part II of this Registration Statement. Accordingly, the preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters’ discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Amount to be paid
SEC registration fee	$41,062
FINRA filing fee	56,455
Nasdaq listing fee	150,000
Legal fees and expenses	3,155,000
Accounting fees and expenses	250,000
Printing and engraving expenses	80,000
Transfer agent and registrar fees	150,000
Miscellaneous fees and expenses	158,545

Total	$4,000,000

We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

Under our Articles of Association and/or, in the case of our officers, the relevant employment arrangements, and subject to the provisions of the Companies Act 2006, each of our directors and officers is entitled to be indemnified by us against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions in relation to those duties. The Companies Act 2006 renders void an indemnity for a director or officer against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, other than to the extent described in “Description of Share Capital—Differences in Corporate Law—Liability of Directors and Officers” in the prospectus.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Financial Statements and Exhibits.

(A) Financial Statements. See Index to Financial Statements.

(B) Exhibits.

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1*	Form of Articles of Association of Mavenir plc (to be effective upon completion of the registrant’s reorganization from a private company incorporated under the laws of England and Wales to a public limited company under the laws of England and Wales)

4.1	Form of Registration Rights Agreement between Mavenir plc and Mavenir Private Holdings I Ltd.

4.2	Specimen of the Class A ordinary share Certificate

4.3	Form of Shareholders Agreement between Mavenir plc and Mavenir Private Holdings I Ltd.

4.4	Form of Registration Rights Agreement between Mavenir plc and affiliates of Silver Rock Financial LP and certain other investors.

5.1*	Opinion of Sidley Austin LLP regarding the validity of the Class A ordinary shares

10.1†	Employment Agreement, dated as of December 24, 2016, between Sierra Private Investments, L.P. and Pardeep Kohli

10.2†	Employment Agreement, dated as of February 15, 2016, between Mitel Mobility Inc. and BG Kumar

10.3#	Credit Agreement, dated as of May 8, 2018, among Mavenir Systems, Inc., as borrower, Mavenir Private Holdings II Ltd., as a guarantor, the lenders from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent

10.4#	Incremental Facility Agreement, dated as of August 7, 2020 among Mavenir Systems, Inc., as borrower, Mavenir Private Holdings II Ltd., the lenders from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent

10.5†*	Form of Director and Officer Deed of Indemnity

10.6†	Form of 2020 Omnibus Incentive Award Plan, and forms of awards thereunder

10.7†	Form of Amended and Restated Management Agreement among Mavenir, Inc., Sierra Private Investments L.P., and Siris Capital Group, LLC

10.8†	Amended and Restated Employment Agreement, dated as of February 25, 2020, between Mavenir Systems, Inc. and BJ Jalalizadeh.

10.9†	Amendment to the Employment Agreement, dated as of November 10, 2016 between Mitel Mobility Inc. and BG Kumar

10.10†	Form of Employee Share Purchase Plan

21.1	Subsidiaries of the registrant

Exhibit Number	Description of Exhibit

23.1#	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm

23.2*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1#	Powers of Attorney (included in signature page)

*	To be filed by amendment
†	Indicates a management contract or compensatory plan.
#	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richardson, State of Texas, on October 23, 2020.

MAVENIR PRIVATE HOLDINGS II LTD.

BY:	/s/ Terrence Hungle
NAME:	Terrence Hungle
TITLE:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Pardeep Kohli Pardeep Kohli	President and Chief Executive Officer, Director (principal executive officer)	October 23, 2020

/s/ Terrence Hungle Terrence Hungle	Executive Vice President and Chief Financial Officer (principal financial officer)	October 23, 2020

/s/ David Lunday David Lunday	Vice President and Chief Accounting Officer (principal accounting officer)	October 23, 2020

* Hubert de Pesquidoux	Chairman of the Board	October 23, 2020

* Frank Baker	Director	October 23, 2020

* Peter Berger	Director	October 23, 2020

* Ronald J. de Lange	Director	October 23, 2020

* Merle Gilmore	Director	October 23, 2020

* Jeffrey Hendren	Director	October 23, 2020

* Michael Hulslander	Director	October 23, 2020

SIGNATURE	TITLE	DATE

* Roderick Randall	Director	October 23, 2020

* Theodore Schell	Director	October 23, 2020

*By:	/s/ Terrence Hungle
Terrence Hungle
Attorney-in-fact